------------------------
        FORM 4
------------------------

                                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
                                                   WASHINGTON, D.C. 20549                                 OMB APPROVAL
                                                                                                      -----------------------------

[ ]Check this box if                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:     3235-0287
   no longer subject       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Expires: January 31, 2005
   to Section 16.            Section 17(a) of the Public Utility Holding Company Act of 1935 or       Estimated average
   Form 4 or Form 5              Section 30(h) of the Investment Company Act of 1940                  burden hours per
   obligations may                                                                                    response:              0.5
   continue.                                                                                          -----------------------------
   SEE Instruction 1(b)

   (Print or Type Response)
-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
   Person*                                                                                  Person(s) to Issuer

 ABERNATHY      JOHN           D.         PHARMACEUTICAL RESOURCES, INC. (PRX)              (Check all applicable)

------------------------------------------------------------------------------------     x   Director                10% Owner
   (Last)      (First)      (Middle)   3. IRS or Social       4. Statement for          ___                     ___
                                          Security Number        Month/Year                  Officer (give            Other specify
                                          of Reporting                                  ___  (title below)      ____ (below
                                          Person                 JAN. 14, 2003               below)
                                          (Voluntary)
 ONE RAM RIDGE ROAD

-----------------------------------------------------------------------------------------------------------------------------------
               (Street)                                       5. If Amendment,           7.   Individual or Joint/Group
                                                                 Date of Original             Filing (Check Applicable Line)
                                                                 (Month/Year)
                                                                                          x   Form filed by One Reporting Person
                                                                                         ___
                                                                                              Form filed by More than One Reporting
 SPRING VALLEY    NY          10977                                                      ___  Person
-----------------------------------------------------------------------------------------------------------------------------------
  (City)      (State)        (Zip)       TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1.Title of Security  2.Transaction  2A. Deemed    3.Transaction  4.Securities Acquired(A) or   5.Amount of   6.Owner-  7.Nature of
(Instr. 3)           Date           Execution Day   Code           Disposed of (D)             Securities    ship      Indirect
                     (mm/dd/yy)     if any          (Instr. 8)     (Instr. 3, 4 and 5)         Beneficially  Form:     Beneficial
                                    (mm/dd/yy)                                                 Owned Follow- Direct    Ownership
                                                  -------------------------------------------- ing Reported  (D) or
                                                                                (A)            Transaction   Indirect
                                                                                or                           (I)
                                                     Code     V     Amount      (D)    Price   (Instr 3 & 4) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                    2,500          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     (Over)
                                                                                                           SEC  1474 (3-99)
                                                                Page 1 of 2


FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                              (E.G., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1. Title of  2.       3.      3A.     4.      5. Number of  6. Date          7. Title and Amount 8. Price  9. Number 10.     11.
Derivative   Conver-  Trans-  Deemed  Trans-  Derivative    Exercisable and  of Underlying       of Deriv- of        Owner-  Nature
Security     sion or  action  Execu-  action  Securities    Expiration Date  Securities          ative     Deriv-    ship    of In-
(Instr. 3)   Exer-    Date    tion    Code    Acquired (A)  (Month/Day/Year) (Instr. 3 and 4)    Security  ative     Form    direct
             cise     (Month/ Date,   (Instr. or Disposed                                        (Instr.   Secur-    of      Bene-
             Price    Day/    if any  8)      of(D)                                              5)        ities     Deriv-  ficial
             of       Year)   (Month/         (Instr. 3,                                                   Bene-     ative   Owner-
             Deriv-           Day/            4 and 5)                                                     ficially  Secur-  ship
             ative            Year)                                                                        Owned     ity:    (Instr.
             Secur-                                                                                        at End    Direct  4)
             ity                                                              ----------------             of        (D) or
                                                                                       Amount              Month     In-
                                                            ----------------           or                  (Instr.   direct
                                                            Date     Expira-           Number              4)        (I)
                                      ------  ------------  Exer-    tion              of                            (Instr.
                                      Code V  (A)   (D)    cisable  Date     Title     Shares                        4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock   $31.70  01/14/03       A       10,000         1/14/04  1/14/13   Common  10,000              10,000    D
Option to Buy                                                                   Stock

------------------------------------------------------------------------------------------------------------------------------------
Common Stock   $28.79  06/12/02                              6/12/03  6/12/12   Common   7,500               7,500    D
Option to Buy                                                                   Stock

------------------------------------------------------------------------------------------------------------------------------------
Common Stock   $33.80  07/12/01                              7/12/02  7/12/11   Common  11,000              11,000    D
Option to Buy                                                                   Stock

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:



                                                             /S/ MARIAN E. GUSTAFSON                             JANUARY 24, 2003
                                                             -------------------------------------------     -----------------------
                                                               **Signature of Reporting Person                         Date
                                                             BY:  MARIAN E. GUSTAFSON
                                                             FOR: JOHN D. ABERNATHY

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
    SEE Instruction 6 for procedure.

o   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                Page 2 of 2



